Exhibit 10.12
Fifth Amendment
to the
Lear Corporation Long-Term Stock Incentive Plan
(As Amended and Restated Effective May 3, 2001)
          The Lear Corporation Long-Term Stock Incentive Plan (As Amended and Restated Effective May 3, 2001) is amended, effective November 1, 2006, in the following particulars:
          1. By deleting the words “twenty percent” and inserting in lieu thereof “twenty-five percent” in paragraph (a) of the definition of “Change in Control” in Article 2 of the Plan, which revised definition shall apply to all Awards under the Plan granted on or after November 1, 2006.
          2. By deleting the words “eighty percent” and inserting in lieu thereof “seventy-five percent” in paragraph (c) of the definition of “Change in Control” in Article 2 of the Plan, which revised definition shall apply to all Awards under the Plan granted on or after November 1, 2006.